EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PHARMACOPEIA ANNOUNCES SECOND QUARTER AND
FIRST HALF 2003 FINANCIAL RESULTS

Operating results and cash flows improve on lower revenue

Princeton, New Jersey, July 31, 2003 – Pharmacopeia, Inc. (Nasdaq: PCOP) today announced results for the second quarter and six months ended June 30, 2003.  The Company reported improved operating results in the quarter and first half of 2003 as compared to the comparable periods in 2002.  Cash flow from operations increased to $4.4 million for the six months ended June 30, 2003 from $1.5 million in the prior year comparable period.  Operating expenses in the second quarter and six months ended June 30, 2003 were reduced by $4.2 million and $8.6 million, respectively, from 2002 levels.

For the quarter ended June 30, 2003 the Company recorded a net loss of ($3.8) million, or ($.16) per share, compared to ($5.1) million, or ($0.22) per share, in the second quarter of 2002. The improved operating performance in the quarter was attributable to lower costs resulting from the Company’s 2002 restructuring and its continuing efforts to contain costs.  The operating expense reductions were achieved despite the costs incurred during the quarter by the Company’s Accelrys software unit in establishing a development group in Bangalore, India, which the Company expects will provide additional software research and development cost savings in future periods. Total revenue for the 2003 second quarter was $26.1 million, a decrease of $3.2 million from the $29.3 million reported in the second quarter of 2002.

For the six months ended June 30, 2003, the Company’s net loss was ($9.2) million, or ($.39) per share, compared to a net loss for the first half of 2002 of ($11.1) million, or ($.47) per share.  Total revenue was $50.8 million, a 9% decrease from the $56.1 million reported in the six months ended June 30, 2002.  Accelrys software revenue was down 12% as compared to the 2002 comparable period, while Pharmacopeia Drug Discovery revenue was down 4%.  At June 30, 2003, Pharmacopeia had cash, cash equivalents and marketable securities of $143 million and no debt.

“We experienced a $2.9 million increase in cash flow from operations in the first half of 2003, despite the challenging revenue environment we continue to face. In addition, we had forecast last year that the 2002 restructuring would reduce our annual operating expenses by $8 million.  However, by focusing on cost reduction and improving our efficiency, we have generated $8.6 million in expense savings in just the first six months of 2003,” said Dr. Joseph A. Mollica, Chairman, President and CEO.

“During the first half of 2003,” Dr. Mollica added, “we continued our steady release of new and upgraded software products at Accelrys. Further, in our Pharmacopeia Drug Discovery unit, we continued our work on lead discovery and optimization programs, recorded a milestone under our Celgene agreement and continued to build a pipeline for future collaborations with new partners.”

With regard to financial guidance, John Hanlon, Pharmacopeia’s CFO, said “In spite of optimism in both the Accelrys and Drug Discovery sales teams, our revenue outlook for the next six months is heavily dependent on earning further milestones in Drug Discovery and on the fourth quarter performance at Accelrys, during which we have historically recorded up to 35% of our annual software revenue.  In light of the lower revenue recorded for the first half of 2003, we expect that full year 2003 revenue will be below, or possibly flat with, 2002 levels.  We would note, however, that even at revenue levels slightly below 2002, we anticipate generating an operating profit and positive cash flow.”

Further details regarding Pharmacopeia’s second quarter and first half performance will be discussed in a conference call today.  Joseph Mollica, CEO will host the call.  Forward looking and material information may be discussed on this conference call.

Date: Thursday, July 31, 2003
Time: 5:00 p.m. EDT
Domestic Callers:	(800) 360-9865
International Callers:	(973) 694-6836

Webcast information can be accessed by visiting www.pharmacopeia.com

A replay of the conference call, which can be accessed by dialing toll-free (800) 428-6051, and outside the U.S. by dialing (973) 709-2089, will be available for 2 weeks.  The access code for the replay is 300372.

Pharmacopeia (www.pharmacopeia.com) is a leader in enabling science and technology that accelerates and improves the drug discovery and chemical development processes. Pharmacopeia’s Drug Discovery business integrates proprietary small molecule combinatorial chemistry, medicinal chemistry, high-throughput screening, in-vitro pharmacology, computational methods and informatics to discover and optimize lead compounds.  Pharmacopeia’s software subsidiary, Accelrys, develops and commercializes molecular modeling and simulation software for the life sciences and materials research markets, cheminformatics and decision support systems, and bioinformatics tools including gene sequence analysis.  Pharmacopeia employs approximately 700 people and is headquartered in Princeton, NJ.

Contact:

John J. Hanlon

Chief Financial Officer

(609) 452-3600

irreq@pharmacop.com

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When used anywhere in this document, the words “expects”, “believes”, “anticipates”, “estimates” and similar expressions are intended to identify forward-looking statements.  Forward-looking statements herein may include statements addressing future financial and operating results of Pharmacopeia.  Pharmacopeia has based these forward-looking statements on its current expectations about future events.  Such statements are subject to risks and uncertainties including, but not limited to, the successful implementation of Pharmacopeia’s strategic plans, the acceptance of new products, the obsolescence of existing products, the resolution of existing and potential future patent issues, additional competition, changes in economic conditions, and other risks described in documents Pharmacopeia has filed with the Securities and Exchange Commission, including its most recent report on Form 10-K and subsequent reports on Form 10-Q.  All forward-looking statements in this document are qualified entirely by the cautionary statements included in this document and such filings.  These risks and uncertainties could cause actual results to differ materially from results expressed or implied by forward-looking statements contained in this document.  These forward-looking statements speak only as of the date of this document.  Pharmacopeia disclaims any undertaking to publicly update or revise any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Tables Follow

PHARMACOPEIA, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except share data)

Statements of Operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)
Revenue:
Software license, service and other	$19,090	$21,413	$36,309	$41,034
Drug discovery services	7,014	7,887	14,535	15,106
Total revenue	26,104	29,300	50,844	56,140

Cost of revenue:
Software license, service and other	5,014	5,421	10,183	10,184
Drug discovery services	5,396	5,203	11,172	10,057
Total cost of revenue	10,410	10,624	21,355	20,241
Gross margin	15,694	18,676	29,489	35,899
Operating costs and expenses:
Research and development	5,499	6,987	11,232	14,306
Sales, general and administrative	14,486	17,240	29,144	34,306
Restructuring	—	—	(384)	—
Total operating costs and expenses	19,985	24,227	39,992	48,612
Operating loss	(4,291)	(5,551)	(10,503)	(12,713)
Interest and other income, net	903	663	2,039	1,943
Loss before provision for income taxes	(3,388)	(4,888)	(8,464)	(10,770)
Provision for income taxes	376	192	753	313
Net loss	$(3,764)	$(5,080)	$(9,217)	$(11,083)

Net loss per share
Basic and Diluted	$(0.16)	$(0.22)	$(0.39)	$(0.47)

Weighted average shares of common stock outstanding
Basic and Diluted	23,707	23,373	23,662	23,527

Balance Sheets

	June 30, 2003	December 31, 2002
	(Unaudited)
Cash, cash equivalents and marketable securities	$142,954	$141,071
Trade receivables, net	15,948	35,571
Other assets, net	61,813	63,463
Total assets	$220,715	$240,105

Current liabilities	$38,907	$52,002
Long-term liabilities	5,224	4,766
Total stockholders’ equity	176,584	183,337
Total liabilities and stockholders’ equity	$220,715	$240,105